Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2021 Equity Incentive Plan of Zeo ScientifiX, Inc. of our report dated January 29, 2026, (which report contains an explanatory paragraph describing conditions that raise substantial doubt about Zeo ScientifiX, Inc.’s ability to continue as a going concern), relating to the financial statements of Zeo ScientifiX, Inc. as of October 31, 2025 and 2024 which appear in Zeo ScientifiX, Inc.’s Annual Report on Form 10-K for the fiscal year ended October 31, 2025 filed with the Securities and Exchange Commission.

/s/ Weinberg & Company, P.A.

Los Angeles, California

July 24, 2026